EXHIBIT 99.4

           Notice of Grant generally used in connection with the 1997
                        Supplemental Stock Option Plan.

                               KOMAG, INCORPORATED
                         NOTICE OF GRANT OF STOCK OPTION

                  Notice is hereby  given of the  following  option  grant  (the
"Option") to purchase shares of the Common Stock of Komag, Incorporated. (the "Corporation"):

    Optionee:___________________________________________

    Grant Date:_________________                Exercise Price:$______ per share

    Option Type:  Non-Statutory Stock Option    Number of Option Shares:________

    Vesting Commencement Date:____________      Expiration Date:________________


         Exercise Schedule: The Option shall become vested and exercisable for twenty-five percent (25%) of the Option Shares upon Optionee's completion of one
(1) year of Service measured from the Grant Date and shall become exercisable for the balance of the Option Shares in thirty-six (36) successive equal monthly installments upon Optionee's completion of each additional month of Service over the thirty-six (36) month period measured from the first anniversary of the Grant Date.

Optionee understands and agrees that the Option is granted subject to and in accordance with the terms of the Komag, Incorporated 1997 Supplemental Stock Option Plan (the "Option Plan"). Optionee further agrees to be bound by the terms of the Option Plan and the terms of the Option as set forth in the Stock Option Agreement (the "Option Agreement") referenced herein. Optionee assumes responsibility for reviewing the official prospectus for the Plan, and Stock Option Agreement available on Komag's Intranet Stock Plan Pages, and on Komag's Public File Server at KUS1\VOL1\KOMAG in the folder titled STKINFO:

             Plan summary and Prospectus file named      OPSCT97.DOC
             Plan Stock Option Agreement file named      OPAGR97.DOC

Copies of these documents are also available upon request from the Stock Plan Administrator.

         No Employment or Service Contract. Nothing in this Notice or in the attached Option Agreement or in the Plan shall confer upon Optionee any right to continue in Service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Corporation (or any Parent or Subsidiary employing or retaining Optionee) or of Optionee, which rights are hereby expressly reserved by each, to terminate Optionee's Service at any time for any reason, with or without cause.

         Definitions. All capitalized terms in this Notice shall have the meaning assigned to them in this Notice or in the referenced Option Agreement.

KOMAG, INCORPORATED

By:______________________________               Optionee:_______________________

Title:___________________________               Date:___________________________